Exhibit 99.1

January 13, 2010 — FOR IMMEDIATE RELEASE

Contact: Robert V. Lardon

Vice President, Investor Relations

203.328.3517

robert.lardon@harman.com

Harman International Reaches Agreement to Amend Its Convertible Senior Notes Indenture

STAMFORD, CT – January 13, 2010 – Harman International Industries, Incorporated (NYSE:HAR) said today that it has entered into an amendment effective January 12, 2010 to the Indenture for its Convertible Senior Notes due 2012 (“Notes”), following consent from a majority of the holders of the Notes. Pursuant to this amendment, the Note holders have waived compliance with the incurrence of debt covenant contained in the Indenture for the limited purpose of permitting Harman to incur debt under its existing revolving credit facility.

“We are extremely pleased that we were able to reach an agreement with the Note holders to allow us to revolve the outstanding indebtedness on our credit facility,” said Dinesh C. Paliwal, Chairman, President and Chief Executive Officer of Harman International Industries, Incorporated. “This amendment will allow us to save millions of dollars in unnecessary interest expense while maintaining financial flexibility. We also view this as a vote of confidence by the Note holders in Harman’s improved balance sheet and financial performance.”

Harman International (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment products for the automotive, consumer and professional markets. The Company maintains a strong presence in the Americas, Europe and Asia and employs about 9,500 people worldwide. The Harman International family of brands spans some 15 leading names including AKG, Becker, Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson. The Company’s stock is traded on the New York Stock Exchange under the Symbol HAR.

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